Exhibit 10.1

Execution Copy

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 1, 2009, is by and between FCStone Group, Inc., a Delaware corporation (“FCStone”), and the stockholders of International Assets Holding Corporation, a Delaware corporation (“INTL” or the “Parent”), signatories hereto (collectively with the stockholders of INTL identified on Schedule I hereto which have now or hereafter executed a Joinder Agreement (as defined below), the “Stockholders” and individually, a “Stockholder”).

WHEREAS, FCStone, INTL and International Assets Acquisition Corp., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, each Stockholder is the beneficial owner, for itself or the benefit of certain funds and/or accounts managed by him, of that number of shares of common stock, par value $0.01 per share, of the Parent (the “Shares”) set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable (the Shares beneficially owned by such Stockholder, together with any additional Shares of the Parent acquired after the date hereof, being collectively referred to herein as the Stockholder’s “Subject Shares”); and

WHEREAS, each Stockholder identified on Schedule I (the “Unbound Stockholders”) hereto is an affiliate of one of the Stockholders signatory hereto (the “Bound Stockholders”) as identified on Schedule I; and

WHEREAS, as a condition to the willingness of FCStone to enter into the Merger Agreement, and as an inducement to it to do so, the Bound Stockholders have agreed for the benefit of FCStone as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties hereto hereby severally, and not jointly, agree as follows:

ARTICLE I

VOTING AGREEMENT AND PROXY

Section 1.1 Joinder Agreements

As soon as reasonably practicable, and in no event later than 45 days after the date hereof, each Bound Stockholder shall use his reasonable best efforts to cause the Unbound Stockholders that are identified as affiliates of such Bound Stockholder on Schedule I hereof to execute and deliver a Joinder Agreement in the form (appropriately completed) attached hereto as Annex A (the “Joinder Agreement”).

Section 1.2 Agreement to Vote

At any meeting of the holders of the Parent’s Shares held prior to the termination of Article I of this Agreement pursuant to Section 2.13 hereof (the “Article I Termination Date”), however called, and at every adjournment or postponement thereof prior to the Article I Termination Date, each Stockholder shall vote or cause to be voted the Subject Shares (a) in favor of (i) the adoption of the

Merger Agreement by the Parent, (ii) the merger (the “Merger”) and other transactions contemplated by the Merger Agreement, (iii) the amendment and restatement of the certificate of incorporation of Company as contemplated by the Merger Agreement, and (iv) any actions required in furtherance of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any Parent Acquisition Proposal (as defined in the Merger Agreement), (ii) any proposal for action or agreement that is reasonably likely to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Parent under the Merger Agreement or that is reasonably likely to result in any of the conditions to the obligations of the Parent under the Merger Agreement not being fulfilled, or (iii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated (clauses (a) and (b) together, the “Proxy Matters”).

Section 1.3 Proxies and Voting Agreements

Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Subject Shares with respect to the Proxy Matters. Prior to the Article I Termination Date, each Stockholder agrees not to, directly or indirectly, with respect to the Subject Shares (a) grant any proxies or powers of attorney (other than pursuant to this Agreement and the Merger proxy statement), (b) deposit any of such Shares into any voting trust or (c) enter into any other voting agreement or understanding, in each case relating to the Proxy Matters.

Section 1.4 Transfer of Shares by the Stockholder

Prior to the Article I Termination Date, each Stockholder agrees not to sell, transfer, assign, convey or otherwise dispose of, directly or indirectly, any of the Subject Shares held by the Stockholder to any persons controlling, controlled by or under common control with the Stockholder who do not agree to become bound by the terms of this Agreement or to any other Person for the primary purpose of the circumvention of the obligations under this Agreement.

Section 1.5 Stockholder Representations and Warranties

Each Stockholder represents and warrants to FCStone that (i) the Stockholder has duly authorized, executed and delivered this Agreement and that this Agreement constitutes a valid and binding agreement, (ii) the consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of law applicable to the Stockholder, other than notice filings or other information required to be included in filings pursuant to the Securities Exchange Act of 1934, as amended, and, if applicable, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney or voting agreements relating to, the Subject Shares, other than this Agreement, (iv) the Shares set forth below the Stockholder’s name on the signature page hereto or to the Joinder Agreement, as applicable, constitute all of the securities of the Parent owned of record by the Stockholder on the date hereof and (v) the Stockholder has the present power and right to direct, as to the voting of all of the issued and outstanding Shares set forth below the Stockholder’s name on the signature page hereto, or to the Joinder Agreement, as applicable, the record owner thereof as contemplated herein.

ARTICLE II

MISCELLANEOUS

Section 2.1 Further Assurances

From time to time, at the reasonable request of FCStone, each Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable under applicable law to consummate the transactions contemplated by this Agreement.

Section 2.2 Specific Performance

Each Stockholder agrees that FCStone would be irreparably damaged if for any reason the Stockholder fails to perform any of its obligations under this Agreement, and that FCStone would not have an adequate remedy at law for money damages in such event. Accordingly, FCStone shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that FCStone may have against the Stockholder for any failure to perform its obligations under this Agreement.

Section 2.3 Notices

All notices to be given pursuant hereto shall be given in accordance with Section 8.2 of the Merger Agreement, with the address for the Stockholder as set forth on the signature page hereof.

Section 2.4 Definitions and Interpretation

Capitalized terms that are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. Section 8.4 of the Merger Agreement shall govern the interpretation hereof.

Section 2.5 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

Section 2.6 Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder. No person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

Section 2.7 Governing Law; Jurisdiction; Waiver of Jury Trial

To the maximum extent permitted by applicable law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least U.S. $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the State of Delaware (the “Delaware Courts”), including the Delaware Court of Chancery in and for New Castle County, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum and (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

Section 2.8 Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 2.9 Severability

Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

Section 2.10 Attorneys’ Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

Section 2.11 Stockholder Capacity

Each Stockholder signs solely in the Stockholder’s capacity as the record holder or beneficial owner of the Subject Shares and nothing in this Agreement shall limit or affect any actions taken by the Stockholder in the Stockholder’s capacity as an officer or director of the Parent.

Section 2.12 Several Obligations

The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability for any violation of the terms and conditions of this Agreement by any other Stockholders.

Section 2.13 Termination

This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), or (iii) a Parent Change of Recommendation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
Name:	Paul G. Anderson
Title:	President and Chief Executive Officer

BOUND STOCKHOLDERS:

SEAN M. O’CONNOR
708 Third Avenue, 7th Floor
New York, New York, 10017

/s/ Sean M. O’Connor
Number of Shares: 248,864 Shares

SCOTT J. BRANCH
708 Third Avenue, 7th Floor
New York, New York, 10017

/s/ Scott J. Branch
Number of Shares: 534,964 Shares

JOHN RADZIWILL

/s/ John Radziwill
Number of Shares: 2,909 Shares

Schedule I

UNBOUND STOCKHOLDERS

Number of Shares
Affiliates of Sean M. O’Connor:
The St. James Trust	780,434

Affiliates of Scott J. Branch:
Barbara Branch	367,647

Affiliates of John Radziwill:
Goldcrown Asset Management Limited	569,853
Humble Trading Limited	272,913

TOTAL:	1,990,847

S-1

ANNEX A

JOINDER AGREEMENT

The undersigned, [                    ] (the “Stockholder”), by execution and delivery of this Joinder Agreement:

1. Acknowledges receipt of a copy of the Support Agreement (the “Support Agreement”), dated as of July             , 2009, initially by and among FCStone Group, Inc., a Delaware corporation (“FCStone”), Sean M. O’Connor, Scott J. Branch and John Radziwill. Capitalized terms used herein not otherwise defined herein shall have the meaning given to such terms in the Support Agreement as in effect on the date hereof.

2. In accordance with Section 1.1 of the Support Agreement, agrees to be fully bound by all the terms, restrictions and requirements of the Support Agreement, which hereafter shall be binding upon and inure to the benefit of the Stockholder.

Name:

Number of Shares of INTL:

Annex A- 1